Exhibit 99.1

FOR IMMEDIATE RELEASE:

MILLENNIUM BANKSHARES CORPORATION ANNOUNCES

YEAR-TO-DATE AND THIRD QUARTER 2005 RESULTS

Reston, VA – November 3, 2005 – Millennium Bankshares Corporation (Nasdaq: MBVA) today reported net income for the nine months ended September 30, 2005 was $1.649 million, or $0.18 per diluted common share, a 35% increase compared to net income of $1.225 million, or $0.18 per diluted common share, for the same period last year. Diluted weighted average shares increased to 8.9 million in 2005 from 6.9 million in 2004 reflecting the impact from the additional shares of common stock issued in a public offering in May 2004.

Carroll C. Markley, Chairman and CEO of Millennium Bankshares Corporation, stated, “We are encouraged with our year-to-date earnings improvement and are moving forward with strategic initiatives designed to improve our operating efficiency and overall profitability. For example, we expect that the completion of our pending acquisition of Albemarle First Bank (Nasdaq: AFBK) should enable us to leverage our infrastructure and we expect improved efficiency from the restructure of our mortgage operations.”

For the quarter ended September 30, 2005, net income was $518,000, or $0.06 per diluted common share, a 18% decrease compared to net income of $635,000, or $0.07 per diluted common share, for the same quarter of 2004. Although net interest income increased 11% compared with the same period last year on average earning asset growth of 16%, the net interest margin fell to 3.22% from 3.37% due in part to an increased reliance on wholesale borrowings and ongoing deposit promotions focused on high-balance money market accounts. Noninterest income for the three months ended September 30, 2005 increased 13% compared to the same period last year with the bulk of the increase associated with gains/fees from the sale of mortgages. Due to the higher mortgage volume, noninterest expense for the same period increased 17% with the bulk of the increase reflected in salaries and benefits which includes volume-based commissions paid to loan originators. The unfavorable increase in the operating efficiency ratio between the periods was a key factor in the decline in net income for the three months ended September 30, 2005 compared to the same period last year.

Other key highlights:

•	Total assets at September 30, 2005 reached $427.7 million as compared to $371.8 million at December 31, 2004 and $349.9 million at September 30, 2004. This represents an increase of $77.8 million over the same quarter last year and a 15% increase over year-end 2004.

•	Loans, including loans held for sale, increased to $293.6 million at September 30, 2005, from $272.3 million at September 30, 2004 and $276.3 million at December 31, 2004.

•	Deposits at September 30, 2005 reached $299.1 million, a 16% increase over deposits at September 30, 2004, and a 7% increase from $280.8 million at December 31, 2004.

•	Asset quality ratios remain stable.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include: failure to obtain the required shareholder and regulatory approvals to consummate the acquisition of Albemarle First Bank; failure to successfully integrate Albemarle First Bank after its acquisition; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Millennium Bankshares Corporation

In connection with the proposed acquisition of Albemarle First Bank by Millennium Bankshares Corporation, Millennium Bankshares Corporation has filed with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Millennium Bankshares Corporation’s common stock to be issued to the shareholders of Albemarle First Bank. The registration statement includes a joint proxy statement/prospectus which has been sent to the shareholders of Albemarle First Bank seeking their approval of the proposed transaction and to the shareholders of Millennium Bankshares Corporation seeking their approval of an amendment to Millennium Bankshares Corporation’s articles of incorporation to increase the number of its authorized shares of common stock and approving the issuance of shares of Millennium Bankshares Corporation to the shareholders of Albemarle First Bank as required by the rules and regulations of the Nasdaq SmallCap Market.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THEY DO OR WILL CONTAIN IMPORTANT INFORMATION ABOUT MILLENNIUM BANKSHARES CORPORATION, ALBEMARLE FIRST BANK AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190, Attention: Investor Relations (telephone number (703) 464-0100).

The directors, executive officers, and certain other members of management of Millennium Bankshares Corporation may be soliciting proxies in favor of the transaction from shareholders. For information about Millennium Bankshares Corporation’s directors, executive officers and members of management, shareholders are asked to refer to the most recent proxy statement issued by Millennium Bankshares Corporation, which is available on its web site and at the address provided in the preceding paragraph.

Contact:

Carroll C. Markley, Chairman & CEO

Dale G. Phelps, EVP & CFO

Millennium Bankshares Corporation

Phone: 703-464-1969

Fax: 703-464-7974

ir@mbankshares.com

More information on Millennium Bankshares Corporation can be found online at http://www.mbankshares.com or obtained by phoning Millennium Bankshares Corporation at 703-467-3477.